Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Howard H. Nolan
Senior Executive Vice President
Chief Financial Officer
(631) 537-1001, ext. 7255

FOR IMMEDIATE RELEASE

Bridge Bancorp, Inc. Announces Pricing of Public Offering of 1,675,000 Shares of Common Stock

(BRIDGEHAMPTON, N.Y., October 2, 2013)  Bridge Bancorp, Inc. (the “Company”) (Nasdaq: BDGE) announced today that it has priced a public offering of 1,675,000 shares of common stock at a price of $20.75 per share, for gross proceeds of approximately $34.8 million, exclusive of the underwriters’ 30-day option to purchase additional shares. The net proceeds of the offering after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $32.6 million. The purpose of the offering is in part to provide additional capital to Bridge Bancorp to support its acquisition of FNBNY Bancorp, Inc. and for general corporate purposes.

The underwriters have been granted a 30-day option to purchase up to an additional 15% of the shares sold.  The Company expects to close the transaction, subject to customary conditions, on or about October 8, 2013.

RBC Capital Markets, LLC is acting as sole book-running manager and Sandler O’Neill + Partners, L.P. is co-manager for the offering.

The proposed offering will be made solely by means of a prospectus and related preliminary prospectus supplement. Copies of the prospectus and preliminary prospectus supplement for the offering may be obtained from RBC Capital Markets, LLC, Attention: Equity Syndicate, 3 World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281-8098, telephone 212-428-6670. Potential investors should read the prospectus and the related preliminary prospectus supplement (and the final prospectus supplement when it becomes available), any related free writing prospectus, the registration statement and the other documents incorporated by reference therein that Bridge Bancorp, Inc. files with the Securities and Exchange Commission for more information regarding the Company and the offering. Investors may obtain these documents free of charge by visiting the SEC’s website at www.sec.gov.

The shares will be issued pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-185646). This release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any offer or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank. Established in 1910, the Bank, with assets of approximately $1.7 billion, and a primary market area of Suffolk County, Long Island, operates 23 retail branch locations. Through this branch network and its electronic delivery channels, it provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through the Bank’s wholly owned subsidiary, Bridge Abstract. Bridge Investment Services, a division of the Bank, offers financial planning and investment consultation.  On September 27, 2013, the Company entered into a definitive agreement to acquire FNBNY Bancorp, Inc. and its wholly owned subsidiary, the First National Bank of New York.  For more information about the Company, visit www.bridgenb.com.

FORWARD LOOKING STATEMENTS

Statements in this news release regarding Bridge Bancorp that are not historical facts are “forward-looking statements”. These statements reflect management’s views of future events, and involve risks and uncertainties. For a discussion of factors that could cause actual results to differ materially from expectations, please refer to the discussion of the risk factors set forth in the prospectus supplement and the documents incorporated by reference therein.